Exhibit 10.61
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (the “Agreement”) dated August 18, 2011 by and between MedQuist Holdings Inc. (the “Company”) and Detlef Koll (“Executive”).
     WHEREAS, Executive is currently employed by Multimodal Technologies, Inc., a Pennsylvania corporation (“Multimodal”); and
     WHEREAS, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated July 11, 2011, by and among the Company, Multimodal and certain other parties thereto (the “Merger Agreement”), the Company will acquire Multimodal (the “Transaction”);
     WHEREAS, in connection with the Transaction, Executive will transfer to employment with the Company and the Company and Executive desire to enter into an agreement memorializing the terms of Executive’s employment following completion of the Transaction; and
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
     1. Position.
          a. The Company shall employ Executive, and Executive hereby accepts employment with the Company, as Chief Technology Officer in accordance with the terms of this Agreement, effective upon completion of the Transaction. Executive’s primary place of employment will be in the Pittsburgh, Pennsylvania metropolitan area, subject to reasonable business travel in the course of performing Executive’s duties for the Company. In such position, Executive shall report directly to the CEO of the Company or his delegate and shall have such duties and responsibilities as are incident to such position and such other executive-level duties and responsibilities as may be reasonably assigned to Executive. For avoidance of doubt, this Agreement will be void ab initio if the Transaction is not consummated.
          b. While Executive is employed by the Company, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise, without the prior written consent of the Company; provided that nothing in this Agreement shall be construed as preventing the Executive from: (i) investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 7 hereof and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or (ii) engaging in industry, religious, charitable or other community or non-profit activities that do not interfere, impair or conflict with the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.
     2. Base Salary. While Executive is employed by the Company, the Company shall pay Executive a base salary at the annual rate of $200,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as determined from time to time by the Board of

Directors of the Company. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
     3. Annual Bonus. Commencing with fiscal year 2012, Executive will be eligible to participate in the Company’s management incentive plan in effect for the applicable year. The target amount of Executive’s annual bonus (“Annual Bonus”) under such plan will be 30% of Executive’s Base Salary for the applicable year (“Target Annual Bonus”). The determination and payment of any Annual Bonus will be subject to the terms and conditions of such plan, as in effect for the applicable year. For fiscal year 2011, to the extent Executive remains employed through the end of that fiscal year, Executive shall be eligible to receive a prorated portion of the Target Annual Bonus based upon the number of days Executive was employed by the Company during such year.
     4. Restricted Stock Grant. As an inducement to the Executive’s employment with the Company, the Executive has been granted 117,536 restricted shares in the Company. The restricted shares will be subject to the terms and conditions of the restricted stock award agreement attached hereto as Exhibit A.
     5. Employee Benefits. While Executive is employed by the Company, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are made available to other senior executives of the Company with equivalent levels of seniority. While Executive is employed by the Company, Executive shall be entitled to a number of paid vacation days per calendar year that is commensurate with other senior executives of the Company with equivalent levels of seniority, which vacation days will accrue and may be used in accordance with the Company’s vacation policies in effect from time to time. In addition to vacation time, Executive shall be entitled to reasonable paid time off commensurate with Executive’s position with the Company, including Company-recognized holidays, sick days and personal days. For the avoidance of doubt, in calculating Executive’s seniority for purposes of determining Executive’s number of paid vacation days per calendar year, Executive shall be credited with the service he performed with Multimodal.
     6. Business Expenses. Reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.
     7. Termination. This Agreement and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days’ advance written notice of any resignation of Executive’s employment. Notwithstanding anything to the contrary, the provisions of this Section 7 shall govern Executive’s rights upon termination of employment with the Company and its affiliates.

          a. By the Company For Cause or By Executive Without Good Reason.
               (i) This Agreement and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below), and Executive may resign employment without Good Reason (as defined in Section 7(c)).
               (ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful failure to substantially perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to Executive of such failure (provided, however, that it is expressly understood that the Executive’s failure to meet performance targets or objectives for the Annual Bonus or otherwise shall not constitute grounds for a “Cause” termination), (B) Executive’s commission of a material act in the performance of Executive’s duties that Executive knows to be dishonest, (C) during the course of Executive’s employment with the Company, Executive’s conviction of, or plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude (other than, in each case, a crime arising from motor vehicle operation), (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder, (E) Executive’s willful act or omission in derogation of Executive’s duties hereunder which is demonstrably injurious to the financial condition or business reputation of the Company or any of its subsidiaries (collectively, the “Company Group”), (F) Executive’s material breach of any written agreement with any member of the Company Group, which is not cured within 30 days after receipt of the written notice from the Company (provided, however, breaches by Executive of the Merger Agreement, that certain Joinder attached to the Merger Agreement as Exhibit B, that certain Restrictive Covenant Agreement attached to the Merger Agreement as Exhibit J and that certain Stockholders’ Agreement attached to the Merger Agreement as Exhibit K will only constitute breaches for purposes of this clause (F) if committed in his individual capacity after the closing of the Transaction), or (G) Executive’s commission of an act constituting insider trading or willful commission of an act constituting sexual harassment.
               (iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:
               (A) the Base Salary through the date of termination;
               (B) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and
               (C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

     Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other arrangement.
          b. Disability or Death.
               (i) This Agreement and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any eighteen (18) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive by such physician shall be final and conclusive for all purposes of the Agreement.
               (ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights, as well as a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 3 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable to Executive pursuant to Section 3 had Executive’s employment not been terminated (the “Pro Rata Bonus”). Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
          c. By the Company Without Cause or Resignation by Executive for Good Reason.
               (i) This Agreement and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.
               (ii) For purposes of this Agreement, “Good Reason” shall mean (A) the failure of the Company to pay or cause to be paid Executive’s Base Salary, when due hereunder, or any earned annual bonus, when due under the terms of the applicable bonus plan, (B) any reduction in Executive’s Base Salary or target annual bonus opportunity, (C) any substantial and sustained (i) diminution in Executive’s authority, title, reporting relationship or responsibilities from, or (ii) assignment of duties and responsibilities materially inconsistent with, those described in Section 1(a) hereof, (D) relocation of the Executive’s primary place of employment outside of the Pittsburgh, Pennsylvania metropolitan area or (E) the Company’s material breach of this Agreement; provided that any of the events described in clauses (A) through (E) of this Section 7(c)(ii) shall constitute Good Reason only if (x) Executive notifies the

Company in writing that an event constituting Good Reason has occurred, which notice shall be provided within 90 days after Executive first becomes aware of the occurrence of such event constituting Good Reason, (y) the Company fails to cure such event within 30 days after receipt of the written notice from Executive, and (z) Executive resigns employment within 90 days following expiration of the Company’s cure period.
               (iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason (provided that in either such case Executive does not immediately thereafter commence employment with a member of the Company Group), Executive shall be entitled to receive:
                    (A) the Accrued Rights;
                    (B) any Annual Bonus otherwise earned, but unpaid, as of the date of termination for the immediately preceding fiscal year;
                    (C) the Pro Rata Bonus; and
                    (D) continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for a period of 12 months (the “Salary Continuation Payments”).
The payments described in paragraphs (B), (C) and (D), above (the “Severance Benefits”), are subject to subject to Executive’s continued compliance with the provisions of Sections 8 and 9, Executive’s execution and delivery of a general release of claims in favor of the Company and its affiliates in the form attached hereto as Exhibit B and to such release becoming effective and irrevocable prior to the expiration of the 60-day period immediately following the date on which Executive’s employment terminates (such 60-day period, the “Release Period”). The Salary Continuation Payments will commence on the first regularly scheduled payroll date following expiration of the applicable revocation period set forth in the general release of claims, if any, provided the Executive’s release has become irrevocable; and provided further that if the Release Period begins in one taxable year and ends in a second taxable year, the Salary Continuation Payments will commence on the first regularly scheduled payroll date that occurs in the second taxable year. The bonuses described in paragraphs (B) and (C) will in each case be paid when the Annual Bonus would have otherwise been paid to Executive for the applicable year, had his employment not terminated (or, if later, on the first regularly scheduled payroll date that follows the Release Period). If the release fails to become effective and irrevocable prior to the expiration of the Release Period, the Severance Benefits will then be forfeited.
Following Executive’ s termination of employment by the Company without Cause (other than by reason of Executive’ s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other arrangement.
          d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail as is available the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
          e. Resignation of All Company Group Titles and Positions. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from any and all titles, positions and authorities that Executive holds with any member of the Company Group.
     8. Non-Solicitation and Non-Competition.
          a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees as follows:
               (i) While Executive is performing services for the Company Group and for a period of one year following the date Executive ceases to perform services for the Company Group for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”) engaged in a Competitive Business, directly or indirectly solicit or assist in soliciting the business of any client or prospective client:
               (A) with whom Executive had personal contact or dealings on behalf of the Company Group during the one-year period preceding the Relevant Date (as defined below);
               (B) with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company Group during the one-year period preceding the Relevant Date; or
               (C) for whom Executive had direct or indirect responsibility during the one-year period preceding the Relevant Date.
For purposes of this Agreement, “Relevant Date” will mean (i) during the time Executive is performing services for the Company Group, the date on which such definition is being applied for purposes of interpreting this Section 8(a); and (ii) following any cessation of Executive’s service, the date of such cessation.
               (ii) During the Restricted Period, Executive will not directly or indirectly:
               (A) engage in any medical transcription processing services and dictation business, any medical speech recognition or natural language understanding technology, or other business that competes with the business of any member of the Company Group (including, without limitation, businesses which any member of the Company Group has specific plans to conduct in the future and as to which Executive is aware of such planning) (a “Competitive Business”) in any geographical area where any member of the Company Group manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services for a Competitive Business; provided, however, that it is expressly understood and agreed that where a Person or company is engaged in a Competitive Business, but has a department, division or business unit that is not engaged in a Competitive Business, Executive may take employment or provide services to such department, division or business unit and it shall not be construed as a violation of this Section 8(a), provided that Executive has no involvement with any portion of the business conducted by such Person or entity that is a Competitive Business;
               (B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;
               (C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
               (D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between any member of the Company Group or any of their respective affiliates, customers, clients, suppliers or investors.
               (iii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of any member of the Company Group that are publicly traded on a national or regional stock exchange or on the over-the-counter market so long as Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
               (iv) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
               (A) solicit or encourage any employee of any member of the Company Group to leave employment; or
               (B) hire any Person who was employed by any member of the Company Group as of the date of Executive’s cessation of service or who left the employment of any member of the Company Group during the one-year period preceding the Relevant Date.
               (v) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with any member of the Company Group any consultant then under contract with any member of the Company Group.
          b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
     9. Confidentiality; Intellectual Property.
          a. Confidentiality.
               (i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations and other than as may be reasonable and appropriate when Executive is carrying out in good faith Executive’s duties hereunder on behalf of the Company), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company Group and/or any third party that has disclosed or provided any of same to any member of the Company Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Company.
               (ii) “Confidential Information” shall not include any information that is (a) available to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.
               (iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.
               (iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company Group; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company Group, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
          b. Intellectual Property.
               (i) If Executive (A) has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by any member of the Company Group, that are relevant to or implicated by such employment and (B) owns or has the right to grant royalty-free licenses or sublicenses to any such Work (“Prior Works”), Executive hereby grants the Company a perpetual, irrevocable, nonexclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the current and future business of any member of the Company Group.
               (ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by any member of the Company Group, whether pursuant to this Agreement, the Prior Employment Agreement (as defined in Section 11(b)) or otherwise, and within the scope of such employment and/or with the use of any of the resources of any member of the Company Group (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights, titles, interests and intellectual property rights therein (including without limitation rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) (collectively, “Proprietary Rights”) to the Company to the extent ownership of any such Proprietary Rights does not vest originally in a member of the Company Group. To the extent any Proprietary Rights in Company Works arising under or in connection with Executive’s employment under the Prior Employment Agreement have not fully vested in Multimodal as of the date of this Agreement, Executive hereby assigns, transfers and conveys all such Proprietary Rights to Multimodal.
               (iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.
               (iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing. Company will attempt to secure Executive’s signature on each document for this purpose, before acting as Executive’s agent and attorney in fact, regardless of whether Company acted as such on prior occasions.
               (v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer (other than any member of the Company Group) or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company Group that have been communicated or made available in writing (including by electronic transmission) to Executive, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company Group may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.
               (vi) The provisions of Section 9 shall survive the termination of Executive’s employment for any reason.
     10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 or Section 8 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, in the event of any breach of Section 8 or Section 9, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement (which payments shall be deemed permanently forfeited if it is established that Executive breached Section 8 or Section 9).
     11. Miscellaneous.
          a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

          b. Entire Agreement/Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof, including but not limited to that certain employment agreement between Executive and Multimodal, dated December 17, 2001 (the “Prior Employment Agreement”). Notwithstanding anything to the contrary, this Agreement will not supersede that certain Restricted Stock Agreement dated on or about the closing date of the Transaction, that certain Restrictive Covenant Agreement dated on or about the closing date of the Transaction, between Executive and the Company (the “Restrictive Covenant Agreement”) or any other restrictive covenant made by Executive to any member of the Company Group. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Executive acknowledges and agrees that Executive shall not be entitled to receive any payments or benefits pursuant to Section 5 of the Prior Employment Agreement.
          c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
          e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. Subject to provisions herein, this Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.
          f. Compliance with IRC Section 409A.
               (i) If a termination giving rise to payments and benefits hereunder is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period.
               (ii) This Section 10(f) should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment.
               (iii) Notwithstanding anything herein to the contrary, to the extent any expense, reimbursement or in-kind benefit provided to Executive constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
          g. Indemnification. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as any other senior executive of the Company. In addition, the Company shall, to the maximum extent provided by the Company’s Charter, Bylaws or standing or other resolutions, defend, indemnify and hold harmless the Executive from and against any and all claims made against the Executive concerning or relative to his service, actions or omissions on behalf of the Company as an officer, employee, director or agent thereof.
          h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.
          i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
MedQuist Holdings, Inc.
Attn: General Counsel
9009 Carothers Parkway, Suite C-2
Franklin, TN 37067

If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.
          j. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any agreement or policy to which Executive is a party or otherwise bound.
          k. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment. The Company shall exercise commercially reasonable efforts to schedule and limit its need for Executive’s cooperation under this paragraph so as not to interfere with Executive’s other personal and professional commitments. To the extent such cooperation is requested and required by the Company, the Company agrees to reimburse Executive for his reasonable out-of-pocket costs and expenses actually incurred in connection with providing such cooperation, so long as such expenses are approved in advance by the Company, which approval will not be unreasonably withheld. To the extent Executive’s cooperation is requested and required by the Company pursuant to this paragraph after the first anniversary of the date Executive’s employment with the Company ceases, the Company agrees to reimburse Executive for his time (at a daily rate of $1,000), provided that the Company shall not be obligated to reimburse Executive for time spent providing immaterial and incidental support to the Company. This provision shall survive any termination of this Agreement.
          l. Withholding Taxes. Any member of the Company Group shall have the right and is hereby authorized to deduct applicable withholding taxes from any payment or transfer of property to Executive.
          m. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, in each case on the date indicated below, respectively.

COMPANY	EXECUTIVE

/s/ Tony James	/s/ Detlef Koll
By: Anthony James	By: Detlef Koll
Title: Chief Financial Officer	Date: July 11, 2011
Date: August 18, 2011

EXHIBIT A
MEDQUIST HOLDINGS INC.
RESTRICTED STOCK AWARD AGREEMENT
     THIS RESTRICTED STOCK AWARD AGREEMENT (this “Award” or “Agreement”) is made by and between MedQuist Holdings Inc. (the “Company”) and Detlef Koll (the “Grantee”) as of this __ day of August, 2011 (the “Effective Date”).
          WHEREAS, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated July 11, 2011, by and among the Company, Multimodal Technologies, Inc., a Pennsylvania corporation (“Multimodal”) and certain other parties thereto, the Company acquired Multimodal (the “Transaction”); and
     WHEREAS, in order to induce the Grantee to join the employ of the Company in connection with the Transaction, and to further align the Grantee’s financial interests with those of the Company’s stockholders, the Board approved this Award of shares of common stock of the Company subject to the restrictions and on the terms and conditions contained in this Agreement (the “Restricted Stock”); and
     WHEREAS, this Award of Restricted Stock is intended to constitute a non-plan based “inducement grant,” as described in the Nasdaq Listing Rule 5635(c)(4).
     NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:
     12. Award of Restricted Shares.
          a. The Company hereby awards the Grantee 117,536 shares of Restricted Stock (the “Restricted Shares”).
          b. The Company maintains the MedQuist Holdings Inc. 2010 Equity Incentive Plan (the “Plan”), which provides the general terms and restrictions for certain equity incentive awards to the Company’s employees, directors, consultants, and other individuals who provide services to the Company. This Award of Restricted Stock is not awarded pursuant to the Plan, but rather is intended to constitute a non-plan based “inducement grant,” as described in Nasdaq Listing Rule 5635(c)(4). Nonetheless, the terms and provisions of the Plan relating to restricted stock (including, without limitation, Section 9 of the Plan) are hereby incorporated into this Agreement by this reference, as though fully set forth herein, as if the Restricted Shares were granted pursuant to the Plan. Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings herein.
     13. Vesting of Restricted Shares. The Restricted Shares are subject to forfeiture to the Company until they become vested and non-forfeitable in accordance with this Section 2. While subject to forfeiture, the Restricted Shares may not be sold, pledged, assigned, otherwise encumbered or transferred in any manner, whether voluntarily or involuntarily by the operation of law, except to (i) an immediate family member or (ii) a trust or other estate-planning vehicle (collectively, the “Permitted Transferees”), so long as any such Permitted Transferee, as a condition to such transfer, agrees in writing to be bound by the terms of this Agreement with respect to the Restricted Shares.
          a. 100% of the Restricted Shares subject hereto shall become vested and non-forfeitable on the third anniversary of the Effective Date, provided the Grantee remains in continuous service with the Company through such date.

          b. Upon cessation of the Service Relationship (hereinafter defined), any Restricted Shares which then remain forfeitable (determined after application of Section 2(c), below) will immediately and automatically, without any action on the part of the Company, be forfeited, and the Grantee will have no further rights with respect to those shares.
          c. If the Service Relationship (as defined below) terminates due to the Grantee’s death, or if a Change in Control (as defined below) occurs during the Service Relationship, any otherwise unvested Restricted Shares will then become vested and non-forfeitable. Similarly, if the Service Relationship ceases due to a termination by the Company without “Cause”, due to the Grantee’s “Disability” or due to a resignation by the Grantee with “Good Reason” (each as defined in that certain Employment Agreement between the Grantee and the Company dated on or about the closing date of the Transaction (the “Employment Agreement”)), and the Grantee executes a release of claims in the form and manner described in Section 7(c)(iii) of the Employment Agreement within the timeframe established in the Employment Agreement, any otherwise unvested Restricted Shares will become vested and non-forfeitable when such release becomes irrevocable.
          d. For purposes of this Agreement, “Service Relationship” means the Grantee’s employment or service with the Company or its parent or any subsidiary or Affiliate, whether in the capacity of an employee, director or a consultant. Unless otherwise determined by the Board, the Grantee’s Service Relationship shall not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders service to the Company or a transfer between locations of the Company, its parent or any subsidiary or Affiliate or a transfer between the Company, its parent, or any subsidiary or Affiliate, provided that there is no interruption or other termination of the Service Relationship. Subject to the foregoing and the following sentence, the Company, in its discretion, shall determine whether the Grantee’s Service Relationship has terminated and the effective date of such termination. The following events shall not be deemed a termination of the Service Relationship:
               (i) an approved leave of absence for sickness, or for any other purpose approved by the Board; provided, however, that if any such leave exceeds ninety (90) days, then on the ninety-first (91st) day of such leave, the Grantee’s Service Relationship shall be deemed to have terminated unless the Grantee’s right to return to service is guaranteed either by a statute or by contract; and
               (ii) notwithstanding the foregoing, unless otherwise designated by the Board or required by law, a leave of absence shall not be treated as service for purposes of determining vesting under this Agreement.
          e. For purposes of this Agreement, the term “Change in Control” means the occurrence of any one of the following:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (b) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (c) Siris Capital Group, LLC or any of its affiliates is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Exchange Act), directly or indirectly, of securities of the Company by reason of having acquired such securities during the twelve month period ending on the date of the most recent acquisition (not including any securities acquired directly from the Company) representing 50% or more of the total combined voting power of the Company’s then outstanding voting securities (the “Voting Stock”);

               (ii) the majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
               (iii) consummation of a reorganization, merger or consolidation resulting in a change described in (i) or (ii) of this definition, or the sale or other disposition of all or substantially all of the assets of the Company involving 50% or more of the total gross fair market value of all of the assets of the Company immediately before such sale of assets (a “Business Combination”), in each case, unless all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of the Company.
     14. Issuance of Shares.
          a. The Company will cause the Restricted Shares to be issued in the Grantee’s name either by book-entry registration or issuance of a stock certificate or certificates.
          b. While the Restricted Shares remain forfeitable, the Company will cause an appropriate stop-transfer order to be issued and to remain in effect with respect to the Restricted Shares. As soon as practicable following the time that any Restricted Share becomes nonforfeitable (and provided that appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such share), the Company will cause that stop-transfer order to be removed. The Company may also condition delivery of certificates for Restricted Shares upon receipt from the Grantee of any undertakings, customarily requested of other similarly situated recipients of restricted stock awards from the Company, that it may promptly determine are appropriate to facilitate compliance with federal and state securities laws.
          c. If any certificate is issued in respect of Restricted Shares, that certificate will be legended and held in escrow by the Company or an agent of the Company. In addition, the Grantee may be required to execute and deliver to the Company a stock power with respect to those Restricted Shares. At such time as those Restricted Shares become nonforfeitable, the Company will cause a new certificate to be issued without that portion of the legend referencing the previously applicable forfeiture conditions and will promptly cause that new certificate to be delivered to the Grantee (provided that appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such shares).
     15. Substitute Property. If, while any of the Restricted Shares remain subject to forfeiture, there occurs a merger, reclassification, recapitalization, stock split, stock dividend or other similar event or transaction resulting in new, substituted or additional securities being issued or delivered to the Grantee by reason of the Grantee’s ownership of the Restricted Shares, such securities will constitute “Restricted Shares” for all purposes of this Agreement and any certificate issued to evidence such securities will immediately be deposited with the secretary of the Company (or his or her designee) and subject to the escrow described in Section 3, above.
     16. Rights of Grantee During Restricted Period. The Grantee will have the right to vote the Restricted Shares and to receive dividends and distributions with respect to the Restricted Shares; provided, however, that any cash dividends or distributions paid in respect of the Restricted Shares while those shares remain subject to forfeiture will be withheld by the Company and will be delivered to the Grantee (without interest and net of any required tax withholding) only if and when the Restricted Shares giving rise to such dividends or distributions become vested and non-forfeitable.
     17. Securities Laws. The Board may from time to time impose any conditions on the Restricted Shares as it deems necessary or advisable to ensure that the Restricted Shares are issued and sold in compliance with the requirements of any stock exchange or quotation system upon which the shares are then listed or quoted, the Securities Act of 1933 and all other applicable laws.
     18. Tax Consequences.
          a. The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the grant or vesting of the Restricted Shares. The Grantee has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.
          b. If the Grantee makes an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares, the Grantee agrees to notify the Company in writing on the day of such election. The amount includible in the Grantee’s income as a result of that election will be subject to tax withholding. The Grantee will be required to remit to the Company in cash, or make other arrangements reasonably satisfactory to the Company for the satisfaction of such tax withholding amount; failure to do so within five business days of making the Section 83(b) election will result in forfeiture of all the Restricted Shares.
     19. The Plan. Although this Award of Restricted Stock is not granted under the Plan, the terms of the Plan have been incorporated herein by reference. Accordingly, the Grantee agrees to be bound by all of the terms and conditions of the Plan, as such Plan may be amended from time to time in accordance with the terms thereof; provided, that no amendment to the Plan after the date hereof which adversely affects the Grantee’s rights hereunder or interest in the Restricted Shares will be binding on the Grantee without the Grantee’s prior written agreement (other than any such amendment which is required under applicable law or rules of the national market system on which the Company’s securities are traded). This Award of Restricted Stock will be administered by the Board or its designated Committee, who will have the same authority with respect to this Award of Restricted Stock as described in Section 4 of the Plan. A copy of the Plan in its present form has been provided to the Grantee on or prior to the date hereof. All questions regarding the interpretation of the terms of this Award of Restricted Stock, including all questions regarding the application and interpretation of Plan provisions incorporated herein, will be determined by the Board or its designated Committee, whose determination will be final, binding and conclusive.
     20. Covenant Not to Solicit.
          a. While the Grantee is in service to the Company (or any of its subsidiaries or Affiliates), and for one year following cessation of the Grantee’s service to the Company (or any of its subsidiaries or Affiliates) for any reason, the Grantee shall not, directly or indirectly:
               (i) cause, solicit, induce or encourage, or attempt to cause, solicit, induce or encourage, any actual or prospective customer, supplier or independent contractor of the Company or any of its subsidiaries or Affiliates (including any existing or former customer, supplier or independent contractor of the Company or any of its subsidiaries or Affiliates and any Person that becomes a customer, supplier or independent contractor of the Company or any of its subsidiaries or Affiliates on or after the date of termination of the Grantee’s service to the Company or any of its subsidiaries or Affiliates), or any other Person who has a business relationship with the Company or any of its subsidiaries or Affiliates, to terminate, modify or not establish any such actual or prospective relationship;
               (ii) cause, solicit, induce or encourage, or attempt to cause, solicit, induce or encourage, any employee or other Person providing service to the Company or any of its subsidiaries or Affiliates, or any employee or other Person providing service to the Company or any of its subsidiaries or Affiliates during the immediately preceding rolling twelve (12) month period, to leave such employment or service, or hire, employ or otherwise engage any such Person; provided that the foregoing shall not prohibit any general solicitation or advertising activities not targeted at any such Person.
          b. Acknowledgements. The Grantee acknowledges that the Restricted Shares would not be granted in the absence of the Grantee’s agreement to this Section 9.
          c. Specific Enforcement. The Grantee acknowledges that any breach by the Grantee, willfully or otherwise, of this Section 9 will cause continuing and irreparable injury to the Company and its subsidiaries and Affiliates for which monetary damages would not be an adequate remedy. The Grantee shall not, in any action or proceeding to enforce any of the provisions of this Section 9, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by the Grantee of any of the provisions of this Section 9, the Company shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.
          d. Accounting. If the Grantee breaches any of the provisions of this Section 9, the Company will have the right and remedy to require the Grantee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Grantee as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
          e. Enforceability in Multiple Jurisdictions. If any court holds the provisions of this Section 9 unenforceable, it is the intention of the parties hereto that such determination not bar, or in any way affect, the right of the Company to the relief herein provided in the courts of any other jurisdiction.
          f. Disclosure and Extension of Restrictive Covenants. The Grantee shall promptly disclose the existence and terms of this Section 9 to any party that the Grantee may be employed by or provide services to while the restrictions of this Section 9 remain in effect. If the Grantee breaches this Agreement in any respect, the restrictions contained in that section will be extended for a period equal to the period that the Grantee was in breach.
          g. Survival. The obligations contained in this Section 9 shall survive the cessation of any relationship between the Grantee and the Company or its subsidiaries or Affiliates.
          h. Successors and Assigns. The Company may assign its rights under Section 9 of this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. The duties and obligations of the Grantee hereunder are personal to the Grantee and may not be assigned by the Grantee.

     21. Consent to Electronic Delivery. The Grantee hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Company.
     22. Entire Agreement. This Agreement, including the terms incorporated herein by reference, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. Notwithstanding anything to the contrary, this Agreement will not supersede any other restrictive covenant agreement between the Grantee and the Company or any of its Affiliates and the Grantee shall be bound both by the restrictions set forth in such other restrictive covenants agreements and the restrictions set forth in this Agreement.
     23. Severability. Whenever possible, each provision and term of this Agreement shall be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Grantee.
     24. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of Delaware, and the Grantee and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.
     25. Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto.
     26. Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.
     27. Clawback.
          a. Grantee’s Conduct. Notwithstanding anything to the contrary contained herein, if the Company as a result of misconduct or fraud is required to prepare a financial restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, where the Grantee (i) engaged in fraud resulting in such financial restatement, or (ii) knowingly or through gross negligence engaged in misconduct resulting in such financial restatement, the Grantee shall forfeit any or all of the Restricted Shares, whether or not vested, then held by the Grantee and repay to the

Company an amount in cash equal to all or any portion of the sales proceeds received by the Grantee in connection with the sale or other disposition of any such Restricted Shares during the three-year period preceding the date on which the Company first determines that it must prepare the financial restatement (or, if no proceeds were received by the Grantee in any such disposition, an amount equal to the aggregate fair market value of the Restricted Shares so disposed of, determined as of the date of such disposition). For the avoidance of doubt, the Grantee’s failure to have personal knowledge of the conduct of any other individual that contributed to a financial restatement shall not, in and of itself, be sufficient to trigger this provision.
          b. Conduct of Others or Errors. Notwithstanding anything to the contrary contained herein, the Grantee shall repay the Company any amount in excess of what the Grantee should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculation or other administrative error) with respect to any sale or other disposition of any Restricted Shares during the three-year period preceding the date on which the Company first determines that it must prepare the financial restatement or otherwise first discovers the mistake or error and promptly notifies the Grantee.
          c. Compliance. The Grantee will agree to revise this Section 16 to the extent necessary for the Company to comply with any regulatory guidance promulgated under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
[signature page follows]

     IN WITNESS WHEREOF, the Company’s duly authorized representative and the Grantee have each executed this Restricted Stock Award Agreement on the respective date below indicated.

MEDQUIST HOLDINGS INC.

By

Name:

Title:

Date:

GRANTEE

Signature

Name:

Date:

-0-

EXHIBIT B
RELEASE AND NON-DISPARAGEMENT AGREEMENT
     THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the ___ day of _______, ____ by and between Detlef Koll (the “Executive”) and MedQuist Holdings, Inc. (the “Company”).
     WHEREAS, the Executive’s employment as an employee of the Company has terminated; and
     WHEREAS, pursuant to Section 7(c) of the Employment Agreement by and between the Company and the Executive dated August 18, 2011 (the “Agreement”), the Company has agreed to pay the Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.
     NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:
          1. Consideration. The Executive acknowledges that: (i) the payments, rights and benefits set forth in Section 7(c) of the Agreement constitute full settlement of all his rights under the Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company and its affiliates do not and will not have any other liability or obligation to the Executive. The Executive acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 7(c) of the Agreement would not otherwise be due to him.
          2. Release and Covenant Not to Sue.
               The Executive fully and forever releases and discharges the Company, and all of its, affiliates and subsidiaries, and each of their respective stockholders, predecessors, successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of the Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.
               a. The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.
               b. The foregoing will not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims solely to enforce Section 7(c) of the Agreement, or (c) claims for indemnification under Section 11(g) of the Agreement.
          3. Restrictive Covenants. The Executive acknowledges that restrictive covenants contained in Sections 8 and 9 of the Agreement will survive the termination of his employment. The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.
          4. Non-Disparagement. The Executive will not disparage, or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of: (i) the Company, any of its subsidiaries or any of their respective officers and directors in any respect, or (ii) any other Released Person in the capacity in which such person is associated with the Company. The Company’s directors and officers will not disparage Executive or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Executive.
          5. Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address set forth in the Agreement.
          6. Challenge. If the Executive violates any provisions of the Restrictive Covenants or this Release, no further payments, rights or benefits under Section 7(c) of the Agreement will be due to the Executive.
          7. Miscellaneous.
               a. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.
               b. No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.
               c. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.
               d. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
               e. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto. Notwithstanding anything to the contrary, this Agreement will not supersede that certain Restricted Stock Agreement dated [ ], 2011
               f. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.
               g. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case on the date first above written.
COMPANY
By:
Name & Title:______________________
DETLEF KOLL
______________________

B-4